Exhibit 10.27

AMENDMENT NO. 3

THIS AMENDMENT NO. 3 (this “Amendment”) is made as of the 30th day of December 2005, between Oxford Finance Corporation (“Secured Party”) and Favrille, Inc. (“Debtor”) in connection with that certain Master Security Agreement, dated as of July 26, 2004, as amended by an Amendment dated as of December 29, 2004, as further amended by an Amendment date as of June 16, 2005 (as so amended, the “Agreement”). The terms of this Amendment are hereby incorporated into the Agreement as though fully set forth therein. Secured Party and Debtor mutually desire to amend the Agreement as set forth below. Section references below refer to the section numbers of the Agreement.

1.             In connection with this Amendment, Secured Party is making a One Million Four Hundred Ninety Eight Thousand Six Hundred Seventy Seven Dollars and Twenty Seven Cents ($1,498,677.27) loan to Debtor on or before December 31, 2005 pursuant to the terms of a Note of even date therewith  (the “Oxford Loan”). Concurrently with such loan, General Electric Capital Corporation (“GECC”) is also making a One Million Four Hundred Ninety Eight Thousand Six Hundred Seventy Seven Dollars and Twenty  Six Cents ($1,498,677.26) loan to Debtor on or before December 31, 2005 (the “GECC Loan”). The proceeds of the Oxford Loan and the GECC Loan shall be used to pay all of Debtor’s remaining indebtedness to Lighthouse Capital and GECC (other than the GECC Loan). Except for the Oxford Loan and the GECC Loan, Debtor shall not be permitted to incur any Additional Indebtedness to either Secured Party or GECC unless, among other things: (i) Debtor receives at least Twenty Million Dollars ($20,000,000) in gross cash proceeds from one or more sales of its capital stock after the date hereof but on or before March 31, 2006, (ii) GECC consents to such  Additional Indebtedness, (iii) Secured Party consents to such  Additional Indebtedness at its sole discretion made in good faith, (iv) no default under the Agreement exists or would exist as a result of the incurrence of such indebtedness. The preceding sentence does not constitute a commitment by Secured Party to extend further loans to Debtor.

2.             Debtor hereby grants a security interest in the Collateral (including the Additional Collateral) to Secured Party to secure all of the Indebtedness to Secured Party now existing or arising in the future.

2A.          Subsection 2(j) of the Agreement is hereby amended in its entirety to read as follows:

(j) Intentionally deleted.

2B.          Subsection 2(k) of the Agreement is hereby amended in its entirety to read as follows:

(k) Except for Permitted Liens and Permitted Transfers (as defined below), Debtor is, and will remain the sole and lawful owner, and in possession of, the Collateral, and has the sole right and lawful authority to grant the security interest described in this Agreement for all purposes of this Agreement. “Permitted Transfers” means (i) the disposal of worn-out or obsolete Collateral, (ii) transfers to Secured Party, (iii) transfers for maintenance and repair, (iv) the conveyance, sale, lease, transfer or disposition of Inventory in the ordinary course of business, (v) non-exclusive licenses of Debtor’s Intellectual Property in the ordinary course of business and non-exclusive and exclusive licenses of Debtor’s Intellectual

Property in connection with joint ventures and corporate collaborations in the ordinary course of business, and (vi) the creation of Permitted Liens.

3.             Subsection 2(l) of the Agreement is hereby amended in its entirety to read as follows:

(l) The Collateral is, and will remain, free and clear of all liens, claims and encumbrances of any kind whatsoever, except for: (i) liens in favor of Secured Party, (ii) liens in favor of GECC, (iii) liens for taxes not yet due or for taxes being contested in good faith and which do not involve, in the judgment of Secured Party, any risk of the sale, forfeiture or loss of any of the Collateral, (iv) inchoate material men’s, mechanic’s, repairmen’s and similar liens arising by operation of law in the normal course of business for amounts which are not delinquent, (v) Liens existing on the date hereof and which are listed in Schedule B, (vi) Liens not to exceed $250,000 in the aggregate in any fiscal year (A) upon or in any Equipment acquired or held by Debtor to secure the purchase price of such Equipment or Additional Indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (B) existing on such Equipment at the time of its acquisition provided that the Lien is confined solely to the Equipment so acquired and improvements thereon and the proceeds of such Equipment, (vii) Liens arising from judgments, decrees or attachments in circumstances not constituting a default under Section 7(a)(vi), (viii)Liens in favor of financial institutions arising in connection with Debtor’s deposit accounts or securities accounts held at such institutions to secure payment of fees and similar costs and expenses subject to Debtor’s compliance with Section 3(v) hereof, (ix) non-exclusive licenses of Debtor’s Intellectual Property in the ordinary course of business and non-exclusive and exclusive licenses of Debtor’s Intellectual Property in connection with joint ventures and corporate collaborations in the ordinary course of business, (x) leases or subleases of real property granted in the ordinary course of Debtor’s business, including in connection with Debtor’s leased real property or leased premises, (xi) banker’s liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business subject to Debtor’s compliance with Section 3(v) hereof, (xii) Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of Debtor in each case arising in the ordinary course of business of Debtor provided, they have no priority over any of Secured Party’s Lien, (xiii) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a material adverse effect on the business or condition (financial or otherwise) of Debtor or otherwise materially impairing the conduct of Debtor’s business, (xiv) Deposit or pledges to secure the performance of bids, tenders, contracts, public or statutory obligations, surety, indemnity, performance or other similar binds or similar obligations arising in the ordinary course of business, (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods, (xvi) any interest or title of a licensor or sublicensor to Debtor under any license of Intellectual Property, and (xvii) Liens incurred in connection with the extension, renewal or refinancing of the Additional Indebtedness secured by Liens described above so long as it constitutes Permitted Indebtedness, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the then outstanding principal amount of the Additional Indebtedness may not increase (all of such liens are called “Permitted Liens”).

 4.            The following Subsections are hereby added to Section 2 of the Agreement:

(r)            Debtor shall not create, incur, assume or permit to exist any Additional Indebtedness except Permitted Indebtedness;

(s)          Debtor will (i) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Secured Party in writing of material infringements and (ii) not allow any Intellectual Property material to Debtor’s business to be abandoned, forfeited or dedicated to the public without Secured Party’s written consent;

(t)            Transactions with Affiliates. Debtor shall not, without the prior written consent of Secured Party, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Debtor except for transactions that are in the ordinary course of Debtor’s business, upon fair and reasonable terms that are no less favorable to Debtor than would be obtained in an arm’s length transaction with a nonaffiliated Person;

(u)         Primary Account and Wire Transfer Instructions. Debtor maintains its primary operating account (the “Primary Operating Account”) with the financial institution set forth below and the Wire Transfer Instructions for the Primary Operating Account are as follows:

Silicon Valley Bank

ABA No.: XXXXXXXXX

Account No.:  XXXXXXXXXX

Account Name:  Checking Account

Debtor hereby agrees that Loans will be advanced to the account specified above and regularly scheduled payments will be automatically debited from the same account through an ACH structure acceptable to Secured Party; provided, however, the Oxford Loan shall be disbursed directly to the account listed in the proceeds application form executed by Debtor as of the date of this Amendment. In addition to the Primary Operating Account identified hereinabove, Debtor maintains the following other deposit and investment accounts and the deposit and securities accounts pledged to Silicon Valley Bank pursuant to that certain Security Agreement to Secure a Letter of Credit dated as of March 17, 2003 (the “SVB Security Agreement”) between Debtor and Silicon Valley Bank to secure Debtor’s reimbursement obligations in connection with a standby letter of credit (the “SVB Letter of Credit”)issued in favor of Kilroy Realty Corp. (the “SVB Accounts”):

1.                                       Morgan Stanley

Acct#: XX-XXXXX

Contact: Thomas Piliero

555 California St. #1400

San Francisco, CA 94104

Tel: 415-576-2016

Fax: 415-576-2060

Email: Thomas.piliero@morganstanley.com

2.             State Street (for Capital Advisors Group)

Acct#: XXXXXX

Contact: Glen Fuzy

389 Passaic Ave.

Fairfield, NJ 07004

Tel: 973-808-0869

Fax: 973-808-0783

Email: gfuzy@capitaladvisors.com

3.             Bear Stearns

Acct#: XXX-XXXXX

Contact: Vlad Feygin

383 Madison Ave.

New York, NY 10179

Tel: 212-272-7562

Fax: 917-849-0809

Email: vfeygin@bear.com

4.             Silicon Valley Bank Accounts:

3003 Tasman Drive

Santa Clara, CA 95054

Contact: Marisa Matthews

Tel: 858-784-3355

1.             Checking Account  Acct#: XXXXXXXXXX

2.             Flex Spending  Acct#: XXXXXXXXXX

3.             Money Market  Acct#: XXXXXXXXXX

4.             Payroll Account  Acct#: XXXXXXXXXX

5.             Cash Reserve Account  Acct#: XXXXXXXXXX

(v)         Secured Party’s Expenses.   Debtor shall pay to Secured Party the Secured Party’s Expenses as and when due and payable. Secured Party acknowledges receipt from Debtor of a facility fee in the amount of $50,000 (the “2005 Facility Fee”). Debtor agrees that $25,000 of the 2005 Facility Fee is fully earned by Secured Party and nonrefundable. Secured Party agrees to apply $25,000 of the 2005 Facility Fee toward its Secured Party’s Expenses incurred in connection with the preparation, negotiation and delivery of this Amendment and related documents; the remainder of the $25,000 of the 2005 Facility Fee may be retained by Secured Party. Secured Party agrees that it will apply the remaining $25,000 of the Facility Fee to the partial payment of the first installment of principal and interest under the Note evidencing the Oxford Loan.

5.             The following Subsections are hereby added to Section 3 of the Agreement:

(g)         Receivables.   As to each and every Receivable (a) it is a bona fide existing obligation, valid and enforceable against the Account Debtor for a sum certain for sales of goods shipped or delivered, or goods leased, or services rendered in the ordinary course of business; (b) all supporting documents, instruments, chattel paper and other evidence of indebtedness, if any, delivered by Debtor to the Secured Party with respect to each Receivable are complete and correct in all material respects and valid and enforceable in accordance with their terms, and to the best of Debtor’s knowledge all signatures and endorsements of the Account Debtor that appear thereon are genuine, and to the best of Debtor’s knowledge all signatories and endorsers of the Account Debtor have full capacity to contract; (c) to the best of the Debtor’s knowledge, the Account Debtor is liable for and will make payment of the amount expressed in such Receivable according to its terms; (d) to the best of Debtor’s knowledge, it is not subject to any discount, deduction, setoff, counterclaim, return, allowance or special terms of payment; (e) to the best of Debtor’s knowledge, it is subject to no dispute, defense or offset, real or claimed; (f) it is not subject to any prohibition or limitation upon assignment; (g) it has not been redated or reissued in satisfaction of prior Receivables; (h) the Debtor has full right and power to grant the Secured Party a security interest therein and the security interest granted in such Receivable to the Secured Party in this Agreement, when perfected, will be a valid first security interest which will inure to the benefit of the Secured Party without further action. The warranties set out herein shall be deemed to have been made with respect to each and every Receivable now owned or hereafter acquired by the Debtor.

(h)         Bailees.   Except as set forth in Schedule A, the Inventory is not now and shall not at any time hereafter be stored with a bailee, warehouseman, or similar party without the Secured Party’s prior written consent. If any Inventory is so stored, the Debtor will, concurrent with storing such Inventory, cause any such bailee, warehouseman, or similar party to issue and deliver to the Secured Party, in a form acceptable to the Secured Party, warehouse receipts in the Secured Party’s name evidencing the storage of the Inventory. All such warehouse receipts do and will evidence ownership of the Inventory stored by the issuers thereof, and the holder thereof is and will continue to be the owner of good and marketable title of same, free and clear of any Liens or encumbrances except for Permitted Liens. All such warehouse receipts are and will be genuine, valid and enforceable by the holder thereof in accordance with their terms and all statements thereon are and will be true and accurate in all material respects.

(i)             Change of Address, Name or Jurisdiction.   All of the Collateral is located in and will in the future be in the possession of the Debtor at its address stated above or at such other addresses as may be set forth on the attached Schedule A. The Debtor has not at any time within the past four (4) months either changed its name or changed the state of jurisdiction in which it is organized and existing, as set forth above. The Debtor has not maintained its chief executive office at any other location, or maintained Inventory or Equipment or its records with respect to the Receivables at any other location, other than as set forth above or on the attached Schedule A, and shall not do so hereafter except upon prior written notice to the Secured Party. The Secured Party shall be entitled to rely upon the foregoing unless it receives 14 days’ advance written notice of a change in the Debtor’s name, state of jurisdiction, address of the Debtor’s chief executive offices or change of location of the Collateral or records with respect to the Receivables.

(j)             Schedules of Receivables.   Upon the written request of Secured Party, Debtor shall deliver to the Secured Party schedules of all outstanding Receivables. Such schedules shall be in form reasonably satisfactory to the Secured Party and shall show the age of such Receivables in intervals of not more than thirty (30) days, and contain such other information and be accompanied by such supporting documents as the Secured Party may from time to time reasonably prescribe. The Debtor shall also deliver to the Secured Party copies of the Debtor’s invoices, sales journals, evidences of shipment or delivery and such other schedules and information as the Secured Party may reasonably request. The items to be provided under this Section are to be prepared and delivered to the Secured Party from time to time solely for its convenience in maintaining records of the Collateral and the Debtor’s failure to give any of such items to the Secured Party shall not affect, terminate, modify or otherwise limit the Secured Party’s security interest granted herein.

(k)          Consignment.   If at any time any of the Inventory is placed by the Debtor on consignment with any person or entity (“Consignee”), the Debtor shall, prior to the delivery of such consigned Inventory:

a.               Provide the Secured Party with all consignment agreements and other instruments and documentation to be used in connection with such consignment, all of which agreements, instruments, and documentation shall be reasonably acceptable in form and substance to the Secured Party;

b.              Prepare and file appropriate financing statements with respect to any consigned Inventory showing the Consignee as debtor, the Debtor as secured party, and the Secured Party as assignee of the Debtor;

c.               Prepare and file appropriate financing statements with respect to any consigned Inventory showing the Debtor as debtor, and the Secured Party as secured party;

d.              After all financing statements referred to in the previous two subsections have been filed, conduct a search of all filings made against the Consignee in the jurisdiction in which the Consignee is located within the meaning of Section 9307 of the Code, and deliver to the Secured Party copies of the results of all such searches; and

e.               Notify, in writing, all creditors of the Consignee that are or may be holders of security interests in the Inventory to be consigned, that the Debtor expects to deliver certain Inventory to the Consignee, all of which Inventory shall be described in such notice by item or type.

(l)             Fixtures.   Debtor shall not permit any item of the Equipment to become a fixture to real estate or an accession to other property without the prior written consent of the Secured Party, and the Equipment is now and shall at all times remain personal property except with the Secured Party’s prior written consent. If any of the Collateral is or will be attached to real estate in such a manner as to become a fixture under applicable state law and if such real estate is encumbered, the Debtor will obtain from the holder of each Lien or encumbrance a written consent and subordination to the security interest hereby granted, or a written disclaimer of any interest in the Collateral, in a form acceptable to the Secured Party.

(m)       Chattel Paper.   Debtor shall promptly, upon request by the Secured Party, deliver, assign, and endorse to the Secured Party all chattel paper and all other documents held by the Debtor in connection therewith.

(n)         Copies of Government Contracts.   Debtor shall make available to the Secured Party, at the request of the Secured Party, a copy of each Government Contract in which the Secured Party has a security interest and a copy of each amendment thereto or modification thereof which changes the price of such contract or the amount funded to pay for such contract, except to the extent that furnishing such copies may be prohibited by government security regulations. Attached hereto as Schedule B is a complete list of all Government Contracts under which Receivables now exist or may hereafter arise, identified by the names of the contracting parties thereto, the date thereof and the number identifying the Government Contract or agreement and providing information in the form specified by the Secured Party from time to time regarding the contracting officer, the identity of any sureties and the disbursing officer, whether progress payments are to be made and the rate thereof, whether the Government Contract or agreement has been fully performed and such other information as the Secured Party may reasonably request. A true, complete and correct copy of each such Government Contract (including all modifications thereto and notice of exercise of options thereunder) now existing has been provided to the Secured Party by the Debtor, except to the extent that furnishing such copies may be prohibited by government security regulations. The Debtor shall as soon as practicable (but in no event later than five days prior to the date of execution thereof) notify the Secured Party of any additional Government Contracts, or any renewals or extensions of any Government Contract or the exercise of any options thereunder or modifications thereof, identified by the names of the contracting parties thereto, the date thereof and the number identifying the Government Contract or agreement and providing information in the form specified by the Secured Party from time to time regarding the contracting officer, the identity of any sureties and the disbursing officer, whether progress payments are to be made and the rate thereof, and such other information as the Secured Party may reasonably request, and a true, complete and correct copy of each such Government Contract, amendment or modification or exercise of option shall be provided to the Secured Party by the Debtor no later than the date of execution thereof, except to the extent that furnishing such copies may be prohibited by government security regulations.

(o)         Claims and Disputes.   Immediately upon learning thereof, Debtor shall report to the Secured Party any reclamation, return or repossession of goods, any claim or dispute asserted by any Account Debtor or other obligor, and any other matter affecting the value and enforceability or collectability of any of the Collateral where the amount in question exceeds $50,000. In addition, the Debtor shall, at its sole cost and expense (including attorneys’ fees), settle any and all such claims and disputes and indemnify and protect the Secured Party against any liability, loss or expense arising therefrom or out of any such reclamation, return or repossession of goods, provided, however, that the Secured Party, upon the occurrence and during the continuance of a default hereunder, if it shall so elect, shall have the right at all times to settle, compromise, adjust or litigate all claims or disputes directly with the Account Debtor or other obligor upon such terms and conditions as the Secured Party deems advisable and charge all costs and expenses thereof (including reasonable attorneys’ fees) to the Debtor’s account and add them to the principal amount of the Indebtedness.

(p)         Government Contracts Are Binding, Etc.   Debtor shall take the necessary or appropriate steps to ensure that all Government Contracts have been, or if arising hereafter will be, legally awarded and binding on the parties thereto; no payment has been or will be made by the Debtor, any Affiliate of Debtor, or any person acting on their behalf, to any person that was, is or will be contingent upon the award of any Government Contract in violation of applicable procurement law or that would otherwise be in violation of applicable procurement law (including, but not limited to, the Federal Acquisition Regulations, the Defense Acquisition Regulations, the Federal Procurement Regulations and the Armed Services Procurement Regulations); to the best of Debtor’s knowledge, there is no claim that has been asserted by any government agency or authority concerning the award or performance of any Government Contract and immediately upon learning thereof, the Debtor shall immediately notify the Secured Party of the assertion of any such claim or the existence of any basis therefor; neither the Debtor nor any director, employee or Affiliate of Debtor has been debarred or suspended from participation in the award of contracts with the federal government or any state or local government, or any agency or instrumentality thereof, or is a party to or the subject of any pending or to the best of Debtor’s knowledge threatened proceeding or investigation relating to debarment or suspension, and immediately upon learning thereof the Debtor shall immediately notify the Secured Party of the occurrence of any of the foregoing or the existence of any basis therefor; and neither the Debtor nor any Affiliate of Debtor, nor any officer, director or employee of any of them, is permanently or temporarily enjoined or barred from engaging in or continuing any conduct or practice relating to the conduct of their business, or enjoining or requiring any of them to take any action of any kind relating thereto, and immediately upon learning thereof ,the Debtor shall immediately notify the Secured Party of the occurrence of any of the foregoing or the existence of any basis therefor.

(q)         No Provisions Prohibiting Assignment of Government Contracts.   Debtor shall take the necessary or appropriate steps to ensure that each Government Contract (i) does not and will not contain any provision prohibiting assignment thereof as provided herein, (ii) contains a “no set-off” clause or does not permit any set-off against or reduction of the obligation to make payments thereunder for liability of the Debtor to the government because of re-negotiation, fine, penalty (other than as specifically permitted by the federal Assignment of Claims Act with respect to Government Contracts with the federal government), taxes, social security contributions, or withholding or failing to withhold taxes, social security contributions or similar amounts, whether arising from or independent of the Government Contract. Immediately upon learning thereof, the Debtor shall promptly notify the Secured Party of any claimed set-off or reduction or the disallowance of progress payment requests.

(r)            Cost Accounting and Procurement Systems.   The Debtor’s cost accounting and procurement systems are and at all times have been, and will continue to be, in compliance with all applicable legal requirements except where the failure to comply would not have a material adverse effect on Debtor’s financial condition, business or operations.

(s)          Compliance with Assignment Requirements for Government Contracts.   The Debtor is now in compliance and hereby covenants and agrees that the Debtor will in the future comply with any and all of the requirements of Title 31 Section 3727 and Title 31 Section 15 of the United States Code and any similar state or local law and all rules and regulations relating thereto, as amended, where such statutes, rules and regulations are applicable to a particular Receivable, and shall at all times take all such other action as may be necessary to facilitate and/or ensure perfection of the Secured Party’s security interest in and the assignment to the Secured Party of any Government Account and Government Contract.

(t)            Information Concerning Government Contracts.   At the request of the Secured Party, Debtor shall submit to the Secured Party for the Secured Party’s approval each Government Contract which the Debtor desires to be included in determining eligible Government Accounts, and provide such other information concerning such Government Contract as the Secured Party may reasonably request.

(u)         Domain Name.   Debtor shall take the necessary or appropriate steps to ensure that the identity and location of the servers used in connection with the Debtor’s domain name and the identity of the party having control over the domain name server and of the administrative contact with the registry have been disclosed to the Secured Party promptly upon request. The Debtor shall not change the domain name server without notification to the Secured Party. The Debtor shall maintain the trademark of the domain name by defending against any infringement suits and by policing the trademark. The Debtor shall renew the domain name registration during the loan term. The Debtor shall make all payments to the domain name registrar necessary to maintain the domain name.

(v)         Account Control Agreements.   Debtor shall at all times maintain all Cash Equivalents owned by Debtor on deposit in a Deposit Account or accounts holding securities in Debtor’s name at the institutions identified in Section 2(u) or at one or more other institutions disclosed to Secured Party (a “Third Party Institution”) and which accounts are covered by an account control agreement in favor of Secured Party (the terms of which shall be acceptable to Secured Party). At any time that the Cash Equivalents or any portion thereof are held in an account or accounts in one or more Third Party Institutions, the related account control agreement shall provide that Secured Party is to receive a copy of the account statements delivered to Debtor. With respect to each such Deposit Account, Debtor, Secured Party, and each Third Party Institution with which a Deposit Account is maintained, shall enter into a written agreement, granting Secured Party control of the Deposit Account and providing that the Third Party Institution will comply with instructions originated by the Secured Party directing disposition of the funds in the Deposit Account without further consent by Debtor. Such account control agreement may in accordance with the provisions thereof provide terms under which Debtor may remove funds from the Deposit Account prior to Secured Party’s exercise of control; provided all funds in or transferred into the Deposit Account on or after the effectiveness of this Agreement shall be subject to the security interest granted under this Agreement. Notwithstanding the foregoing, an account control agreement shall not be required for Debtor’s accounts maintained with Morgan Stanley so long as all of the following apply: (i) all of Debtor’s accounts at Morgan Stanley do not exceed in the aggregate at any time after December 21, 2005, Two Million Five Hundred Thousand Dollars ($2,500,000), (ii) Debtor provides evidence to Secured Party reasonably satisfactory to Secured Party on or before May 1, 2006 that Debtor has closed all of its accounts maintained by Morgan Stanley and transferred all such funds and securities to another of Debtor’s accounts or account which are covered by an account control agreement in favor of Secured Party, and (iii)  any of Debtor’s unrestricted cash maintained by Morgan Stanley shall not be counted when determining the $15,000,000 threshold requirement of Section 3(z).

Secured Party agrees that unless a default under the Agreement has occurred and is continuing, (i) it will not send a notice of exclusive control or any similar notice to any depository bank or any securities intermediary with respect to any Deposit Account or account holding securities of Debtor or (ii) exercise proxies with respect to any securities in an account holding securities of Debtor (and will permit Debtor to exercise such proxies).

The provisions of this Section 3(v) shall not apply to the SVB Accounts so long as the SVB Security Agreement remains in effect.

(w)       Distributions.   Debtor shall not (i) pay any dividends or make any distributions on its equity securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its equity securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000)); (iii) return any capital to any holder of its equity securities as such; (iv) make any distribution of assets, equity securities, obligations or securities to any holder of its equity securities as such; or (v) set apart any sum for any such purpose; provided, however, Debtor may pay dividends payable solely in common stock.

(x)           Indebtedness Payments.   Debtor shall not (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Additional Indebtedness for borrowed money or capital lease obligations except for (x) Debtor’s remaining indebtedness to Lighthouse Capital and GECC (other than the GECC Loan) (y) Additional Indebtedness owing to Secured Party or GECC in accordance with the notes evidencing the same (provided that any such prepayment shall be made pro rata as between Secured Party and GECC based on the outstanding Additional Indebtedness owed to each), and (z) prepayment or termination of the SVB Letter of Credit and the related reimbursement obligations, (ii) amend, modify or otherwise change the terms of any Additional Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof except as provided by (x), (y) or (z) above, or (iii) repay any notes to officers, directors or shareholders except as expressly provided for in a duly executed subordination agreement in favor of, and approved by Secured Party.

(y)         Negative Pledge Regarding Intellectual Property.   Debtor shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Secured Party) with any entity which directly or indirectly prohibits or has the effect of prohibiting Debtor from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or upon, or encumbering any of Debtor’s Intellectual Property; provided, however, that Debtor may grant non-exclusive licenses of Debtor’s Intellectual Property in the ordinary course of business and non-exclusive and exclusive licenses of Debtor’s Intellectual Property in connection with joint ventures and corporate collaborations in the ordinary course of business.

(z)           Minimum Cash Balances.   In the event Debtor’s aggregate unrestricted Cash Equivalents in accounts covered by account control agreements in favor of Secured Party fall below Fifteen Million Dollars ($15,000,000), then Debtor shall, within three (3) business days, cause a standby letter of credit to be issued to Secured Party in the amount of the outstanding principal amount of the Indebtedness from a financial institution and in a form satisfactory to Secured Party.

6.             The following Subsections are hereby added to Section 7 of the Agreement:

(xix) Debtor breaches any of its obligations under Sections 3(v), (w), (x), (y) or (z);

7.             The following Section 9 is hereby added to the Agreement as follows and replaces Section 8(j) of the Agreement in its entirety:

Section 9.  Definitions.

As used herein, the following terms, when initial capital letters are used, shall have the respective meanings set forth below. In addition, all terms defined in the Code shall have the meanings given therein unless otherwise defined herein.

Defined Terms.   As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

“Account Debtor” shall mean the account debtor or any customer of the Debtor who is obligated or indebted to the Debtor with respect to any of the Receivables and/or the prospective purchaser with respect to any contract right, and/or any party or organization who enters into or proposes to enter into any contract or other arrangement with the Debtor pursuant to which the Debtor is to deliver any personal property or perform any service.

“Additional Collateral” shall have the meaning as set forth in that Collateral Schedule No. 13 dated December 30, 2005 executed and delivered concurrently with the Amendment No. 3 dated December 30, 2005 to the Agreement.

“Additional Indebtedness” means, with respect to Debtor or any of its subsidiaries, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person. Unless otherwise indicated, the term “Additional Indebtedness” shall include all Indebtedness of Debtor and all of its subsidiaries.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, and partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Amendment” means the Amendment No. 3 between Debtor and Secured Party and dated as of December 30, 2005.

“Cash Equivalents” means the sum outstanding, at any one time, of (i) all cash (in United States dollars) owned by Debtor at such time plus (ii) the fair market value of all cash equivalents and short term investments (as those terms are defined by GAAP) owned by Debtor at such time.

“Code” means the Virginia Uniform Commercial Code (including revised Article 9 thereof).

“Collateral” means the Collateral as defined in the Agreement including the Additional Collateral.

“Consignee” has the meaning given such capitalized term in Section 3(k).

“Debt Documents” has the meaning given such capitalized term in Section 2(b).

“Default Rate” is the lower of eighteen percent (18%) per annum or the maximum rate not prohibited by applicable law.

“Deposit Account” means a demand, time, savings, passbook, or similar account maintained with a bank.

“Equipment” shall mean (a) all goods and equipment of the Debtor of every type and description, now owned and hereafter acquired and wherever located, including, without limitation, all imbedded software, machinery, motor vehicles and other rolling stock, furniture, furnishings, tools, dies, fittings, accessories, all substitutions therefore, leasehold improvements, fixtures, and materials and supplies relating to any of the foregoing; (b) all present and future documents of title and trust receipts relating to any of the foregoing; (c) all present and future rights, claims and causes of action of Debtor in connection with purchases of (or contracts for the purchase of), or warranties relating to, or damages to, goods held or to be held by the Debtor as equipment; (d) all present and future warranties, manuals and other written materials (and packaging thereof or relating thereto) relating to any of the foregoing; and (e) all present and future general intangibles of the Debtor in any way relating to any of the foregoing.

“Government Accounts” shall mean all accounts arising out of any Government Contract.

“Government Contract” shall mean any contract between the Debtor and the United States Government, any state or local government or any agency thereof, and all amendments thereto.

“Indebtedness” has the meaning given such capitalized term in Section 1.

“Intellectual Property” shall mean (a) all of the Debtor’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in and to all domestic and foreign copyrights, copyright registrations and copyright applications, whether or not registered or filed with any governmental authority, together with (i) all renewals thereof, (ii) all present and future rights of the Debtor under all present and future license agreements relating thereto, whether the Debtor is licensee or licensor thereunder, (iii) all income, royalties, damages and payments now or hereafter due and/or payable to the Debtor thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) all of the Debtor’s present and future claims, causes of action and rights to sue for past, present or future infringements thereof, and (v) all rights corresponding thereto throughout the world (collectively “Copyright Rights”); (b) all of the Debtor’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in and to all United States and foreign patents, and pending and abandoned United States and foreign patent applications, including, without limitation, the inventions and improvements described or claimed therein, together with(i) any reissues, divisions, continuations, certificates of re-examination, extensions and continuations-in-part thereof, (ii) all present and future rights of the Debtor under all present and future license agreements relating thereto, whether the Debtor is licensee or licensor thereunder, (iii) all income, royalties, damages and payments now or hereafter due and/or payable to the Debtor thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) all of the Debtor’s present and future claims, causes of action and rights to sue for past, present or future infringements thereof, and (v) all rights corresponding thereto throughout the world (collectively “Patent Rights”); (c) all of the Debtor’s right, title and interest, whether now owned or existing or hereafter acquired or arising, in and to all domestic and foreign trademarks, trademark registrations, trademark applications and trade names, whether or not registered or filed with any governmental authority, together with (i) all renewals thereof, (ii) all present and future rights of the Debtor under all present and future license agreements relating thereto, whether the Debtor is licensee or licensor thereunder, (iii) all income, royalties, damages and payments now or hereafter due and/or payable to the Debtor thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) all of the Debtor’s present and future claims, causes of action and rights to sue for past, present or future infringements thereof, and (v) all rights corresponding thereto throughout the world (collectively “Trademark Rights”); (d) all present and future licenses and license agreements of the Debtor, and all rights of the Debtor under or in connection therewith, whether the Debtor is licensee or licensor thereunder, including, without limitation, any present or future franchise agreements under which the Debtor is franchisee or franchisor, together with (i) all renewals thereof, (ii) all income, royalties, damages and payments now or hereafter due and/or payable to the Debtor thereunder or with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iii) all claims, causes of action and rights to sue for past, present or future infringements thereof, and (iv) all rights corresponding thereto throughout the world (collectively “License Rights”); (e)  all present and future trade secrets of the Debtor; and (f) all other present and future intellectual property of the Debtor.

“Inventory” shall mean and include (a) all goods now owned or hereafter acquired by the Debtor, which are held for sale or lease by the Debtor or are furnished or to be furnished by the Debtor under contracts of service, (b) all raw materials, work in process, finished goods, packaging materials, and other materials and supplies of every kind used or consumed in connection with the manufacture, production, packing, shipping, advertising or sale of such goods, (c) all proceeds and products from the sale or other disposition of such goods, including all goods returned, repossessed, or acquired by the Debtor by way of substitution or replacement, and all additions and accessions thereto, and all documents and instruments (as those terms are defined in the Code) covering such goods; (d) all the Debtor’s rights as an unpaid seller, including stoppage in transit, detinue and reclamation; and (e) all of the above owned by the Debtor or in which the Debtor now has or in which the Debtor may hereafter acquire an interest, whether in transit or in the Debtor’s constructive or actual possession or held by the Debtor or others for the Debtor’s account (including any of the above held on consignment), including, without limitation, all of the above which may be located on the Debtor’s premises or upon the premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents, finishers, converters or other third parties who may have possession, temporary or otherwise, thereof.

“Lien(s)” shall mean any voluntary or involuntary mortgage, pledge, deed of trust, assignment, security interest, encumbrance, hypothecation, lien, or charge of any kind (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Loan” means an advance of credit by Secured Party to Debtor.

“Note” has the meaning given such capitalized term in Section 1.

“Payment” or “Payments” shall mean any check, draft, cash or any other remittance or credit in payment or on account of any or all of the Receivables and the cash proceeds of any returned, rejected or repossessed goods, the sale or lease of which gave rise to a Receivable.

“Permitted Indebtedness” means and includes: (i) Indebtedness of Debtor to Secured Party; (ii) Additional Indebtedness of Debtor to GECC under the GECC Loan and future Additional Indebtedness of Debtor to GECC as to which Secured Party gives its prior consent at its sole discretion made in good faith; (iii) Additional Indebtedness arising from the endorsement of instruments in the ordinary course of business; (iv) Additional Indebtedness existing on the date hereof and set forth in Schedule B; (v) Subordinated Indebtedness; (vi) Additional Indebtedness not to exceed $250,000 in the aggregate in any fiscal year of Debtor secured by Liens described in clause (vi) of the definition of Permitted Liens in Section 2(l) and provided such Additional Indebtedness does not exceed the lesser of cost or fair market value of the Equipment financed with such Additional Indebtedness; (vii) other Additional Indebtedness not otherwise permitted by Section 2(r) not exceeding $100,000 in the aggregate at any time;  (viii) Additional Indebtedness with respect to surety bonds and like obligations with respect to performance contracts in the ordinary course of business; (ix) Additional Indebtedness of Debtor to any subsidiary of Debtor so long as the terms thereof do not require Debtor to pay more than $100,000 in aggregate amount in any fiscal year to its subsidiaries; and (x) the extension, renewal or refinancing of the Additional Indebtedness described above so long as it constitutes Permitted Indebtedness, but the then outstanding principal amount of the Additional Indebtedness may not increase or the terms modified to impose more burdensome terms upon the Debtor.

“Permitted Liens” has the meaning given such capitalized term in Section 2(l).

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Primary Operating Account” has the meaning given such capitalized term in Section 2(u).

“Receivables” shall mean “account” as defined in the Code.

“Secured Party’s Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, administration and funding of the Debt Documents; and Secured Party’s reasonable attorneys’ fees, costs and expenses incurred in amending, modifying, enforcing or defending the Debt Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including without limitation all fees and costs incurred by Secured Party in connection with Secured Party’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Debtor or its property.

“Subordinated Indebtedness” means Additional Indebtedness subordinated to the Indebtedness of Debtor to Secured Party on terms and conditions acceptable to Secured Party in its sole discretion made in good faith.

8.             Each of the Notes issued prior to the date of this Amendment is hereby amended as follows:

(a)           The words “5 days” that appear in the first and third lines of the fifth full paragraph of the Notes (commencing with the words “Time is of the essence hereof”) are hereby amended to read “7 days”.

(b)           The words “all accrued and unpaid interest on the principal and the outstanding principal balance of this Note on the date of prepayment” that appear in clause (i) of the sixth full paragraph of the Notes (commencing with the words “Maker may prepay in full….”) are hereby amended to read “all accrued and unpaid interest on the outstanding principal balance of this Note on the date of prepayment”.

Schedule A – Collateral Locations

Schedule B – Listing of Additional Indebtedness and Existing Permitted Liens

TERMS USED, BUT NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN TO THEM IN THE AGREEMENT. ON AND AFTER THE DATE HEREOF, EACH REFERENCE TO THE AGREEMENT IN THE AGREEMENT OR IN ANY OTHER DOCUMENT SHALL MEAN THE AGREEMENT AS AMENDED BY THIS AMENDMENT. EXCEPT AS EXPRESSLY AMENDED HEREBY, THE AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT. IF THERE IS ANY CONFLICT BETWEEN THE PROVISIONS OF THE AGREEMENT AND THIS AMENDMENT, THEN THIS AMENDMENT SHALL CONTROL. THIS AMENDMENT MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS, INCLUDING BY ELECTRONIC OR FACSIMILE TRANSMISSION, EACH OF WHICH WHEN SO DELIVERED SHALL BE DEEMED AN ORIGINAL, BUT ALL SUCH COUNTERPARTS TAKEN TOGETHER SHALL CONSTITUTE BUT ONE AND THE SAME INSTRUMENT. THIS AMENDMENT, THE AGREEMENT, ANY NOTE AND THE COLLATERAL SCHEDULES CONSTITUTE AND CONTAIN THE ENTIRE AGREEMENT OF DEBTOR AND SECURED PARTY WITH RESPECT TO THEIR RESPECTIVE SUBJECT MATTERS, AND SUPERSEDE ANY AND ALL PRIOR AGREEMENTS, CORRESPONDENCE AND COMMUNICATIONS.

[Remainder of page left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 by signature of their respective authorized representative set forth below.

Oxford Finance Corporation		Favrille, Inc.

By:	/s/ Michael J. Altenburger	By:	/s/ Tamara A. Seymour

Name:	Michael J. Altenburger	Name:	Tamara A. Seymour

Title:	Chief Financial Officer	Title:	CFO

SCHEDULES TO AMENDMENT NO. 3

FAVRILLE, INC.

Schedule A

(1) Certain Inventory is and has been stored with NuFactor/FFF Enterprises, Inc., 41093 County Center Drive, Temecula, CA  92591.

(2) Debtor  has previously maintained the following locations or places of business:

10865 Altman Row # 150, San Diego, CA  92121

3366 N. Torrey Pines Ct. # 220, La Jolla, CA  92037

Schedule B

Existing Liens:

(1) The security interest granted to Silicon Valley Bank pursuant to the SVB Security Agreement.

(2) The financing statements set forth in the table below:

UCC Filing Report

Jurisdiction	Debtor	Secured Party	Date of Filing	Instrument No.
CA	Favrille, Inc.	Silicon Valley Bank	04/27/2001	01-12160764
CA	Favrille, Inc.	Silicon Valley Bank	12/12/2005	05-70516216-continuation of initial financing statement #01-12160764
CA	Favrille, Inc.	Wells Fargo Financial Leasing, Inc.	03/12/2004	04-08260370
DE	Favrille, Inc.	Silicon Valley Bank	08/07/2001	10786413
DE	Favrille, Inc.	Silicon Valley Bank	10/12/2001	11377881-amendment to initial financing statement #10786413 to add collateral
DE	Favrille, Inc.	Silicon Valley Bank	05/25/2004	41452749-amendment to initial financing statement #10786413 to delete collateral
DE	Favrille, Inc.	Silicon Valley Bank	09/28/2001	11258305
DE	Favrille, Inc.	Silicon Valley Bank	05/25/2004	41452756-amendment to initial financing statement #11258305 to delete collateral
DE	Favrille, Inc.	Heller Financial Leasing, Inc.	10/21/2002	22637001
DE	Favrille, Inc.	Heller Financial Leasing, Inc.	03/19/2003	30689318-amendment to initial financing statement #22637001 to restate collateral description
DE	Favrille, Inc.	Heller Financial Leasing, Inc. as Lender and as Agent for Lighthouse Capital Partners, IV, L.P.	03/19/2003	30689839-amendment to initial financing statement #22637001 to change secured party’s name
DE	Favrille, Inc.	Silicon Valley Bank	03/18/2003	30668171
DE	Favrille, Inc.	US Bancorp	05/15/2003	31249906
DE	Favrille, Inc.	Oxford Finance Corporation	09/03/2004	42497719
DE	Favrille, Inc.	Oxford Finance Corporation	11/04/2004	43153071
DE	Favrille, Inc.	Oxford Finance Corporation	12/30/2004	43688191
DE	Favrille, Inc.	Oxford Finance Corporation	06/09/2005	51800656-amendment to initial financing statement #43688191 to restate collateral description
DE	Favrille, Inc.	Oxford Finance Corporation	04/28/2005	51439638
DE	Favrille, Inc.	Oxford Finance Corporation	06/28/2005	51992107
DE	Favrille, Inc.	Oxford Finance Corporation	11/01/2005	53469344
DE	Favrille, Inc.	Oxford Finance Corporation	11/30/2005	53769750-amendment to initial financing statement #53469344 to restate collateral description

1

Note:  All the financing statements in favor of Silicon Valley Bank are in the process of being terminated, with the exception of the financing statement filed on 03/18/2003 (# 30668171).

Government Contracts:

None.

Additional Indebtedness:

Reimbursement obligations to Silicon Valley Bank in connection with the SVB Letter of Credit.

2